EXHIBIT 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made as of the 14th day of September 2009, by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Corporation”), and Dr. James Bender (hereinafter called “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation and Executive previously entered into an Employment Agreement, dated as of September 1, 2009 (the “Employment Agreement”);

WHEREAS, the Corporation’s Board of Directors approved the granting of a stock option to purchase 66,000 shares of the Corporation’s common stock, a portion of which is subject to achieving certain milestones, (the “Option”) on September 14, 2009; and

WHEREAS, the Corporation and Executive wish to amend the Employment Agreement to provide that the grant date and exercise price of the Executive’s stock option to purchase 66,000 shares of the Corporation’s common stock (the “Option”) would be amended to be the date the option is granted by the Corporation’s Board of Directors and the last reported trading price of the Company’s common stock on the OTC Bulletin Board on the date of grant;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

Amendment to Compensation. Paragraph 4(b) of the Employment Agreement is hereby amended to read in full as follows:

“4. (b) the Company will grant you on the date of the next Board of Directors’ meeting an option to purchase 66,000 shares of the Company’s common stock (the “Option”); and”

The eighth paragraph of Section 4 (c) of the Employment Agreement is hereby amended to read in full as follows:

“The monthly cash compensation shall be paid on the last business day of each month, and the cash compensation for achieving the Development Milestones will be paid within 15 days of the Company achieving those respective milestones. The Option will be granted at the next Board of Directors’ meeting on September 14, 2009; will have a seven-year term commencing on the date of grant; will vest commencing on the date of the Employment Agreement (September 1, 2009) at the rate of 3,000 shares per month over the term of this Agreement as to 36,000 shares and will vest as to the remaining shares upon achieving the respective Development Milestones as set forth above; will have an exercise price of the last reported trading price of the Company’s common stock on the OTC Bulletin Board on the date of grant; and will have such other terms and conditions as are included in the Company’s standard nonqualified stock option agreement under its 2006 Equity Incentive Plan. The Company will have no obligation to pay you any of the cash compensation or vest any of the shares covered by the Option specified in this Section 4 with respect to a Development Milestone that is not timely achieved for any reason, including a decision by the Company in its sole discretion to abandon the development of ICT-121 for any reason. You acknowledge that you have been paid in full by the Company for all services rendered by you to the Company through August 31, 2009 and have been reimbursed by the Company for all expenses incurred through August 31, 2009.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Employment Agreement to be duly executed as of the date first above set forth.

IMMUNOCELLULAR THERAPEUTICS, LTD.		EXECUTIVE:

By:	/s/ Manish Singh	/s/ James Bender
	Manish Singh, Ph.D.	James Bender, Ph.D.
Its:	President and Chief Executive Officer